Exhibit 99.1

Wind Works Power Corp. Announces Signing of Joint Venture Agreement and  Option Agreement with Zero Emission People LLC

September 21, 2009

OTTAWA, ONTARIO--(MARKET WIRE)—September 21, 2009 – Wind Works Power Corp. (OTC BB:WWPW- News) and (Frankfurt:R5E1.F - News)(WKN: AOKE72) is pleased to announce that it has signed two agreements with Zero Emission People LLC.  The first is a Joint Venture Agreement relating to two wind energy projects totaling 20 megawatts located in Ontario, Canada.  The second is an Option Agreement whereby Wind Works has the right to acquire up to a 100% interest in an additional 400 megawatts of wind energy projects over the next 12 months.

Joint Venture agreement:

Wind Works will initially hold a 50% interest in the Joint Venture, and will have the right to increase its equity stake to a 100% interest by meeting certain milestones. Highlights of the two Joint Venture projects include:

•

 Snowy Ridge Wind Park – A 10 MW project in the vicinity west of the village of Bethany, Ontario.  The project has been developed in an area of high elevation that can optimize the wind resources to their maximum.  Annual mean wind speeds are measured at over 6.7 metres per second at an 80 metre hub height.

•

Grey Highlands Zero Emission People Wind Park – A 10 MW project 25kms south of Georgian Bay, Ontario, which is a superb location for wind resource, as the area benefits greatly from the westerly winds crossing from Lake Huron.  Annual mean wind speeds are measured at over 6.5 metres per second at an 80 metre hub height.

•

Both projects have been in development for over 20 months and have a potential investment value of $60 Million once built.  Each project has completed the technical connection and transmission assessments from the LDC HydroOne.  Land Options and Lease Agreements are in place for over 1,500 acres with private landowners for the construction and operation of the wind parks.  Turbine locations, access, and transmission routes are well into development and full resource assessments are to commence in weeks.  Both projects publicly announced the Notice of Commencement for the Ministry of Environment’s Environmental Screening Review and have held their first public consultation.  The timeline for submission of the final report to the Ministry of the Environment is expected shortly. Both projects will submit applications for the Ontario Power Authority’s Feed-in-Tariff Power Purchase Contracts immediately after the launch of the new increased tariff, expected by the end of September 2009.  The power purchase contract is a fixed tariff $ 0.135 CDN per kWh for a 20-year term.

Option agreement:

The Option agreement stipulates that Wind Works will have the right to acquire up to a 100% interest in an additional 400 megawatts of wind energy projects from Zero Emission People over the next 12 months. These projects will be located in Canada, the United States, and Europe and represent a potential value of $3.6 Billion over the 20-year life of the respective Power Purchase Contracts.

Cam Birge, President commented, “I am looking forward to working with Zero Emission People. They have a tremendous track record in developing wind energy projects from the grass roots level through to operations and maintenance. In addition, they are backed by SeeBa Energy Farming Gmbh, one of the leading wind developers in Europe. SeeBa Energy Farming has successfully developed more than 900 wind turbines with an accumulated capacity of more than 1400 megawatts around the world. This joint venture is the starting point for a much larger, more significant relationship that will grow over time. We are excited to be able to enter into an agreement for two, advanced-stage wind energy developments, and look forward to adding a minimum of 400 megawatts of wind energy projects over the coming months. Our objective is to become the leading wind energy developer in North America.”

About Wind Works

Wind Works’ mission is to become the leading developer of wind energy projects in North America. For more information, please visit: www.windworkspower.com

About Zero Emission People

The vision of Zero Emission People is to provide the opportunity for anyone to invest early in the development of renewable wind energy projects and with as much or as little as is financially affordable.  A $10,000 investment in a wind park blows away a person’s carbon footprint. We believe in making sound, environmentally conscious investments that are good for all shareholders, people and our planet.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

     Wind Works Power Corp.

     Investor Relations

     613-226-7883

     http://www.windworkspower.com